Exhibit 7(b)

February 16, 2022

Republic First Bancorp, Inc.

Two Liberty Place

50 South 16th Street, Suite 2400

Philadelphia, Pennsylvania 19102

Attn: Kemma Brown, Corporate Secretary

Via FedEx and email to kbrown@myrepublicbank.com

Re:    Demand for Shareholder List and Other Materials

Dear Ms. Brown:

George E. Norcross, III (the “Requesting Shareholder”) submits this letter in his capacity as the beneficial owner of 674,572 shares of common stock, par value $0.01 per share, of Republic First Bancorp, Inc., a Pennsylvania corporation (the “Company”). Attached as Exhibit A is documentary evidence of the Requesting Shareholder’s beneficial ownership of 674,572 shares of Company common stock as of February 16, 2022, and such documentary evidence is a true and correct copy of what it purports to be. The Requesting Shareholder continues to own the shares reflected on Exhibit A.

The Requesting Shareholder hereby demands the right, pursuant to Section 1508 of the Pennsylvania Business Corporation Law (the “BCL”), during the Company’s usual hours for business no later than February 24, 2022 and continuing thereafter as he may determine is necessary, to inspect, copy and make extracts from, the Company’s share register and its other books and records, including the following information:

(a) A complete record or list of the holders of record of the outstanding shares of the Company’s capital stock (“Stock”), certified by the Company or its transfer agent and registrar, showing in respect of each such holder (A) the name, last known business, residence or mailing address, and telephone number of each such holder; (B) the number of shares of Stock held by each such holder; and (C) the account numbers of each such holder.

(b) A complete record or list of the participants to whom shares of Stock are attributable under any employee stock ownership, stock purchase, stock option, retirement, restricted stock, incentive, profit sharing, dividend reinvestment or any similar plan of the Company in which voting of shares under the plan is controlled, directly or indirectly, individually or collectively, by such plan’s participants, showing in respect of each such participant (i) the name, last known business, residence or mailing address, and telephone number of each such holder; (ii) the number of shares of Stock attributable to each such participant in any such plan; and (iii) the name, business address and telephone number of the trustee or administrator of any such plan, and a detailed explanation of the voting treatment not only of shares of Stock for which the trustee or administrator receives instructions from participants, but also shares of Stock for which either they do not receive instructions or shares of Stock which are outstanding in any such plan but are unallocated to any participant.

(c) All transfer journals and daily transfer sheets showing changes in the names, addresses and number of shares of holders of Stock which are in or come into the possession or control of the Company or any of its transfer agents, registrars or proxy solicitors, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or their respective nominees.

(d) All information in or which comes into possession or control of the Company or any of its transfer agents, registrars or proxy solicitors, or which can reasonably be obtained from The Depository Trust Company (“DTC”), brokers, dealers, banks, clearing agencies, voting trustees or their respective nominee, concerning the names, addresses and number of shares of Stock held by the participating brokers and banks named in the individual nominee names of Cede & Co., specifically with respect to Cede & Co., the DTC Daily Participant Lists (to be provided electronically daily), or other similar depositories or nominees, including respondent bank lists.

(e) All information in or that comes into the Company’s possession or control, or that can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or their respective nominee, relating to the names of the beneficial owners of Stock pursuant to Rule 14b-1(c) or Rule 14b-2(c) under the Securities Exchange Act of 1934, as amended, including a Non Objecting Beneficial Owners list.

(f) All stop lists or stop transfer lists relating to any shares of Stock.

(g) In respect of all information referred to in paragraphs (a) through (f) above, (i) electronic media containing such information, (ii) the computer processing data necessary for the Requesting Shareholder to make use of such information on electronic media, and (iii) a hard copy printout of such information for verification purposes.

(h) All documents and information in the Company’s books and records (including any materials provided to the Board and the minutes of any relevant Board meetings) regarding transactions between the Company, on the one hand, and any directors, officers or shareholders of the Company, including spouses, children and business partners thereof, on the other hand, other than in the course of ordinary course banking relationships such as deposits or loan transactions on arms’-length terms, whether or not such transactions are subject to disclosure in the Company’s proxy statements or periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (all information and materials referred to in paragraphs (a) through (h), collectively, the “Requested Materials”).

The Requesting Shareholder demands that all Requested Materials be made available to the Requesting Shareholder or his designees, as of the most recent date available, no later than February 24, 2022. The Requesting Shareholder also assumes the Company has provided or is preparing similar information to Driver Management Company, LLC, or other parties, so he would not expect this request to require significant additional effort or cost.

The purpose of this demand is to enable the Requesting Shareholder (including as part of his group) to communicate with fellow shareholders of the Company on matters relating to their mutual interests as shareholders and to determine whether the Board properly discharged its duties with respect to any such transactions in respect of paragraph (h) above.

The Requesting Shareholder has designated and authorized, as his agents to conduct the inspection and copying of the Requested Materials requested herein, Ballard Spahr LLP, Sullivan & Cromwell LLP and their respective partners, associates, employees and other persons designated by them, and acting together, singly or in combination. A copy of the power-of-attorney granted to such designees is attached hereto as Exhibit B.

The Requesting Shareholder will bear the reasonable costs incurred by the Company in producing the records requested upon presentment of appropriate documentation of such costs.

Pursuant to Section 1508 of the BCL, the Company is required to reply to this demand within five business days of the date hereof. Accordingly, please advise the Requesting Shareholder’s counsel at Ballard Spahr LLP, Adrian R. King, Jr., Esq., at (215) 864-8622, as promptly as practicable within the requisite timeframe, when and where the Requested Materials will be made available to the Requesting Shareholder or his designees. If the Company contends that this demand is incomplete or is otherwise deficient in any respect, please notify the Requesting Shareholder immediately in writing, with a copy to Adrian R. King, Jr., Esq., Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103, telephone number (215) 864-8622, facsimile number (215) 864-8999, and email kinga@ballardspahr.com, setting forth the facts or law that the Company contends support its position and specifying any additional information believed to be required. In the absence of such prompt notice, the Requesting Shareholder will assume that the Company agrees that this demand complies in all respects with the requirements of the BCL.

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The Shareholder affirms the foregoing statements to be true under penalty of perjury under the laws of the United States.

Very truly yours,

/s/ George E. Norcross, III
Name:	George E. Norcross, III

cc:	Adrian R. King, Jr., Esq.

M. Norman Goldberger, Esq. (GoldbergerM@ballardspahr.com)

(Ballard Spahr LLP)

STATE OF FLORIDA	)
)
COUNTY OF PALM BEACH	)

I, George E. Norcross, III, am the beneficial owner of 674,572 shares of common stock, par value $0.01 per share, of Republic First Bancorp, Inc., a Pennsylvania corporation. The facts, statements and representations contained in the foregoing demand are true and correct under penalty of perjury to the best of my knowledge and belief.

/s/ George E. Norcross, III
George E. Norcross, III

SWORN TO AND SUBSCRIBED before me this 16th day of February, 2022.

/s/ Christy Bossmann
Notary Public, State of Florida
Commission # HH 070613 Commission Expires 4/10/25

EXHIBIT A

Evidence of Beneficial Ownership

[Omitted]

EXHIBIT B

Power of Attorney

POWER OF ATTORNEY

KNOW ALL PERSONS that George E. Norcross, III, on February 16, 2022, does hereby make, constitute and appoint Ballard Spahr LLP and Sullivan & Cromwell LLP and their respective partners, associates, employees and other persons designated by Ballard Spahr LLP and Sullivan & Cromwell LLP, as his true and lawful attorneys-in-fact and agents for him in his name, place and stead, giving and granting unto said attorneys and agents full power and authority to act on his behalf, as a shareholder of Republic First Bancorp, Inc., a Pennsylvania corporation (the “Company”), to seek the production, and to engage in the inspection, and to make copies and extracts from, records and documents of every kind and description, including all Requested Materials (as such term is defined in such letter) that George E. Norcross, III demanded pursuant to Section 1508 of the Pennsylvania Business Corporation Law by letter dated February 16, 2022.

George E. Norcross, III reserves all rights on his part to do any act that said attorneys and agents hereby are authorized to do or perform. This Power of Attorney may be terminated by George E. Norcross, III or said attorneys and agents by written notice to the other.

/s/ George E. Norcross, III
Name: George E. Norcross, III